EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Avitar, Inc.
Canton, MA

We  hereby  consent  to  the   incorporation  by  reference  in  the  Prospectus
constituting a part of the Registration Statement filed on Form S-3 of our report dated December 5, 2003 except for Note 17 for which the date is December 16, 2003, relating to the consolidated financial statements of Avitar, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2003. Our report contains an explanatory paragraph regarding uncertainties as to the Company's ability to continue in business.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO Seidman, LLP

/s/ BDO Seidman, LLP

Boston, MA
June 15, 2004